Exhibit 10.50

POST HOLDINGS, INC.
RESTRICTED STOCK UNIT AGREEMENT

POST HOLDINGS, INC. (the “Company”), hereby grants to the individual named below (the “Grantee”) an award of restricted stock units (the “RSUs”) set forth below, effective on the Date of Grant set forth below, subject to the Grantee timely executing and delivering to the Company, pursuant to such procedures as the Company will establish from time to time, this Restricted Stock Unit Agreement (this “Agreement”). The RSUs shall vest and become payable in Shares according to the vesting schedule described below, subject to earlier termination of the RSUs, as provided in this Agreement and the terms and conditions of the Post Holdings, Inc. 2016 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement shall have the same definitions as in the Plan.

Grantee:
Number of RSUs:
Date of Grant:
Vesting Schedule:	[__]% of RSUs or __________ RSUs (“First Tranche RSUs”): Full vesting on the second (2nd) anniversary of the Date of Grant (“First Tranche Vesting Date”)
[__]% of RSUs or __________ RSUs (“Second Tranche RSUs”): Full vesting on the fifth (5th) anniversary of the Date of Grant (“Second Tranche Vesting Date”)

1.Grant Award. Each RSU represents the right to receive one Share with respect to each RSU that vests on either the First Tranche Vesting Date or the Second Tranche Vesting Date or as otherwise set forth in Section 2 (such date, the “Vesting Date”, and the portion of the RSUs that vests on such date is hereafter referred to as the “Vested Units”).
2.Vesting and Forfeiture.
(a)    Time of Vesting, First Tranche. The vesting of the First Tranche RSUs is, in all cases, subject to the Grantee’s continued employment with the Company (or its Affiliates or Parent, as applicable) through the First Tranche Vesting Date. Notwithstanding the foregoing:

(i)
If the Grantee’s employment with the Company or its Affiliates or Parent is involuntarily terminated without Cause (a “Qualifying Termination”) before the First Tranche Vesting Date, and the accelerated vesting provisions set forth in Section 2(c) hereof do not apply, a number of the First Tranche RSUs will vest and become Vested Units upon such Qualifying Termination, as follows: (A) if such Qualifying Termination occurs on or before the first anniversary of the Date of Grant, one-half of the total number of First Tranche RSUs will vest; and (B) if such Qualifying Termination occurs after the first anniversary of the Date of Grant but before the First Tranche Vesting Date, all of the First Tranche RSUs will vest (by way of example, if such Qualifying Termination occurs 13 months following the Date of Grant, all of the First Tranche RSUs would vest under this Section 2(a)(i)); and

(ii)	All unvested First Tranche RSUs will become Vested Units as of the date of the Grantee’s death or Disability, if such events occur prior to the First Tranche Vesting Date.

(b)    Time of Vesting, Second Tranche. The vesting of the Second Tranche RSUs is, in all cases, subject to the Grantee’s continued employment with the Company (or its Affiliates or Parent, as applicable) through the Second Tranche Vesting Date. Notwithstanding the foregoing:

(i)
If the Grantee has a Qualifying Termination before the Second Tranche Vesting Date, and the accelerated vesting provisions set forth in Section 2(c) hereof do not apply, a number of the Second Tranche RSUs will vest and become Vested Units upon such Qualifying Termination, equal to the number of Second Tranche RSUs that would have vested as of such Qualifying Termination had the Vesting Schedule for the Second Tranche provided for vesting in equal annual installments on each of the first, second and third anniversaries of the Date of Grant subject to the Grantee’s continued employment through each such anniversary (by way of example, if such Qualifying Termination occurs 13 months following the Date of Grant, one-third (1/3) of the Second Tranche RSUs would vest under this Section 2(b)(i)); and

(ii)	All unvested Second Tranche RSUs will become Vested Units as of the date of the Grantee’s death or Disability, if such events occur prior to the Second Tranche Vesting Date.
(c)    Accelerated Vesting. In addition to the accelerated vesting that may occur following a Change in Control pursuant to Section 6(g) of the Plan, in the event the Grantee’s employment with the Company or its Affiliates or Parent will terminate as a result of the Grantee being employed with a business unit or Subsidiary of the Company that is intended to be transferred to an unaffiliated person, and as a result such business unit or Subsidiary will cease to be a part or Affiliate of the Company or its Parent, and such unaffiliated person or its affiliates does not agree to assume in writing, on substantially the same terms, the RSUs and the obligations hereunder, the unvested RSUs shall become Vested Units as of immediately prior to the date such transfer is consummated and otherwise treated in accordance with the Agreement and the Plan and the requirements of Section 409A of the Code.
(d)    Forfeiture Upon Termination of Employment.

(i)
Except as specifically provided in Sections 2(a) and (c), in the event that the Grantee’s employment terminates for any reason or no reason, with or without Cause, voluntarily or involuntarily, the Grantee shall forfeit all First Tranche RSUs which are not, as of the time of such termination, Vested Units, and the Grantee shall not be entitled to any payment or other consideration with respect thereto.

(ii)
Except as specifically provided in Sections 2(b) and (c), in the event that the Grantee’s employment terminates for any reason or no reason, with or without Cause, voluntarily or involuntarily, the Grantee shall forfeit all Second Tranche RSUs which are not, as of the time of such termination, Vested Units, and the Grantee shall not be entitled to any payment or other consideration with respect thereto.

3.Settlement of the Vested Units.
(a)    Settlement. Subject to all the terms and conditions set forth in this Agreement and the Plan, the Company shall issue to the Grantee a number of Shares equal to the number of Vested Units no later than sixty (60) days after each applicable Vesting Date(s). For the sake of clarity, and subject to all terms and conditions set forth in this Agreement and the Plan, and absent any acceleration of vesting: (i) the Vested Units attributable to the First Tranche RSUs shall be settled within sixty (60) days after the First Tranche Vesting Date; and (ii) the Vested Units attributable to the Second Tranche RSUs shall be settled within sixty (60) days after the Second Tranche Vesting Date.
(b)    Compliance with Laws. The grant of the RSUs and issuance of Shares upon settlement of the Vested Units shall be subject to and in compliance with all applicable requirements of federal, state and foreign law with respect to such securities, other law or regulations and the requirements of any stock exchange or market system upon which the Stock may then be listed. The Company’s inability to obtain permission or other authorization from any relevant regulatory body necessary to the lawful issuance of any Shares subject to the Vested Units shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority was not obtained. As a condition to the settlement of the Vested Units, the Company may require the Grantee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto.
(c)    Registration. Shares issued in settlement of the Vested Units shall be registered in the name of the Grantee. Such Shares may be issued either in certificated or book entry form. In either event, the certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require.
4.Incorporation of the Plan by Reference. The award of RSU pursuant to this Agreement is granted under, and expressly subject to, the terms and provisions of the Plan, which terms and provisions are incorporated herein by reference. The Grantee hereby acknowledges that a copy of the Plan has been made and remains available to the Grantee.
5.Committee Discretion. This Award has been made pursuant to a determination made by the Committee. Notwithstanding anything to the contrary herein, the Committee shall have the authority as set forth in the Plan.
6.No Right to Continued Employment. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company or its Affiliates or Parent otherwise would have to terminate the employment of the Grantee at any time for any reason.
7.Withholding of Taxes. In addition to any rights the Company may have pursuant to Section 13(d) of the Plan, the Company shall make such provisions for the withholding or payment of taxes as it deems necessary under applicable law and shall have the right to deduct from payments of any kind otherwise due to the Grantee or alternatively to require the Grantee to remit to the Company an amount in cash, by wire transfer of immediately available funds, certified check or such other form as may be acceptable to the Company, sufficient to satisfy at the time when due any federal, state, or local taxes or other withholdings of any kind required by law to be withheld with respect to the RSUs.
8.Entire Agreement. This Agreement and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations between the parties with respect to the subject matter hereof.
9.Governing Law. To the extent federal law does not otherwise control, this Agreement shall be governed by the laws of the State of Missouri, without giving effect to principles of conflicts of laws. The Grantee shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the Grantee in the Plan shall be on the basis of a warranty by the Grantee that he or she may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.

10.Not Assignable or Transferable. RSUs shall not be assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Grantee may request authorization from the Committee to assign his or her rights with respect to the RSUs granted herein to a trust or custodianship, the beneficiaries of which may include only the Grantee, the Grantee’s spouse or the Grantee’s lineal descendants (by blood or adoption), and, if the Committee grants such authorization, the Grantee may assign his or her rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Grantee under the Plan and this Agreement and shall be entitled to all the rights of the Grantee under the Plan.
11.Specified Employee Delay and Separation. Notwithstanding anything herein to the contrary, in the event that the Grantee is determined to be a specified employee within the meaning of Section 409A of the Code, payment on account of termination of employment shall be made on the earlier of the first payroll date which is more than six months following the date of the Grantee’s termination of employment, or the Grantee’s death, in any event only to the extent required to avoid any adverse tax consequences under Section 409A of the Code. References to termination of employment and similar phrases or terms under this Agreement shall mean a “separation from service” within the meaning of Section 409A of the Code, to the extent necessary to comply with Section 409A of the Code.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and the Grantee has signed this Agreement to evidence his or her acceptance of the terms hereof, all as of the Date of Grant.

Post Holdings, Inc.	Grantee

By:
Name:
Title:

4